                                   EXHIBIT 2.1

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                            CALLOWAY'S NURSERY, INC.,


                                    AS BUYER,


                                       AND


                           CORNELIUS NURSERIES, INC.,
                            TURKEY CREEK FARMS, INC.,
                                       AND
                     WHOLESALE LANDSCAPE DISTRIBUTORS, INC.,


                                    AS SELLER



                            DATED AS OF JUNE 3, 1999



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                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of June 3, 1999 among Calloway's Nursery, Inc., a Texas corporation ("Buyer"), and Cornelius Nurseries, Inc., a Texas corporation ("CNI"), Turkey Creek Farms, Inc. ("TCF"), and Wholesale Landscape Distributors, Inc. ("WLD" and collectively referred to with CNI and TCF as "Seller").


                                    RECITALS

         WHEREAS, Seller and Buyer desire to set forth their agreement regarding the purchase and sale of assets from Seller;

         WHEREAS, Seller and Buyer have previously entered into that certain Asset Purchase Agreement, dated as of June 3, 1999, among Seller and Buyer, and wish to amend and restate in its entirety the terms of such Asset Purchase Agreement and replace such Asset Purchase Agreement with this Agreement.

         NOW THEREFORE, in consideration of the foregoing, the mutual undertakings of the parties contained herein, and other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:


                                   ARTICLE 1.
                                   DEFINITIONS

          For certain definitions used in this Agreement, see Annex I.


                                   ARTICLE 2.
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         2.1 AGREEMENT TO PURCHASE AND SELL.

                  (a) Subject to the terms and conditions of this Agreement, on the Closing Date, CNI shall assign, transfer and deliver to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than those Permitted Encumbrances listed on Part 2.1(a) of the Disclosure Letter), the Assets.

                  (b) Subject to Section 2.2, the "Assets" shall consist of all assets, wherever located, to which Seller has any right, title or interest on the Closing Date, including:

                           (i) All the automobiles, trucks, trailers, rolling
                  stock, and other certificated vehicles owned by Seller, including those described on Part 2.1(b)(i) of the Disclosure Letter [to list all Vehicles owned by Seller] (the "Vehicles");

                           (ii) The real property, including improvements
                  thereon, described on Part 2.1(b)(ii) of the Disclosure Letter [to list all owned real estate] (the "Real

                  Property"), together with all estates, rights, titles and interests in and to all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Real Property, including any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Real Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of the Seller, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Real Property, all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Real Property, and all claims or demands whatsoever of the Seller, either in law or in equity, with respect to the Real Property, including any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a change of the grade with respect to the same;

                           (iii) All estates, rights, titles and interests of
                  the Seller in and to all plants, factories, warehouses, storage facilities, laboratories, buildings, works, structures, fixtures, signage, landings, construction in progress, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Real Property (the "Fixtures and Improvements");

                           (iv) All right, title and interest of Seller in any
                  leases of real property, including those leases described on
                  Part 2.1(b)(iv) of the Disclosure Letter [to list all leased real estate] and including rights to security deposits and all other rights under such leases (the "Assigned Real Estate Leases");

                           (v) All right, title and interest of Seller to any
                  leases of machinery, equipment, automobiles, trucks, trailers, furniture and other tangible personal property, including those leases described on Part 2.1(b)(v) of the Disclosure Letter [to list all personal property leases of Seller] (the "Assigned Personal Property Leases");

                           (vi) All right, title and interest of Seller in, to
                  and under (A) the Contracts described in Part 4.5(a) of the Disclosure Letter (the "Scheduled Contracts") and (B) all rights (including rights of refund and offset) privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts;

                           (vii) All of Seller's machinery, equipment,
                  furniture, tools, appliances and other tangible personal property of every kind and description and all additions and replacements thereto as are made in the Ordinary Course of Business or that are required by the provisions of this Agreement, including as described on Part 2.1(b)(vii) of the Disclosure Letter [to list all tangible personal property of Seller other than Vehicles] (collectively, the "Equipment");

                           (viii) All inventories, regardless of where located,
                  including raw materials, finished goods, and goods in process at Seller's growing operation or elsewhere (the "Inventory");


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                           (ix) All of Seller's customer and supplier lists,
                  sales records and working files of correspondence with customers and suppliers (both actual and prospective);

                           (x) The goodwill and going concern value associated
                  with the Assets and the business of Seller;

                           (xi) All right, title and interest of Seller with
                  respect to warranties owned by Seller, if any, and any claims thereunder;

                           (xii) All right, title and interest of Seller in and
                  to all prepaid rentals, other prepaid expenses, bonds, deposits, financial assurance requirements, and other current assets relating to any of the Assets or the business of Seller excluding those that secure Excluded Liabilities and are listed in Part 2.1(b)(xii) on the Disclosure Letter, including all prepaid expenses of the nature described in the Interim Balance Sheet and prepaid insurance premiums;

                           (xiii) All right, title and interest of Seller in, to
                  and under all insurance proceeds and insurance claims of Seller relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Assets against Seller's predecessors in title to the Assets, Seller and Buyer hereby agreeing to reasonably cooperate (at their own expense) in connection with any such insurance claims;

                           (xiv) Originals or copies of all books, records,
                  files and papers, whether in hard copy or computer format, including documents of title relating to the Assets, accounting and financial information, engineering information, blueprints, building and machinery diagrams, maintenance and service records, environmental records, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former customers, personnel and employment records, sales and property Tax records, Tax Returns (Seller may retain copies of all such documents) and information that is necessary for the preparation of any Tax Returns to be filed by Buyer after the Closing Date or the determination of the Tax basis of the Assets, excluding (A) those matters relating to the Excluded Assets or the Excluded Liabilities of Seller and (B) Seller's organizational documents, corporate seals, minute books, stock books and other records having to do with the corporate organization of Seller;

                           (xv) All of Seller's rights, claims, credits, causes
                  of action, or right of setoff against third parties relating to the Assets or the business of Seller, including all rights under manufacturers' and vendors' warranties, except those relating to Excluded Assets or Excluded Liabilities;

                           (xvi) All right, title and interest of Seller in, to
                  and under the Intellectual Property Assets and the right to recover for infringement thereon;

                           (xvii) All right, title and interest of Seller in, to
                  and under all Permits relating to the Assets or the business of Seller that are transferable, including the Permits listed on Part 2.1(b)(xvii) of the Disclosure Letter;


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                           (xviii) All right, title and interest of Seller in,
                  to and under the name "Cornelius Nurseries," "Turkey Creek Farms," "Wholesale Landscape Distributors" and variations thereof and all other names ever used by Seller (whether now used or previously used);

                           (xix) All of Seller's stationery, purchase orders,
                  forms, supplies, labels, catalogs, brochures, art work, photographs, advertising material and similar items; and

                           (xx) All other assets of Seller of every kind and
                  description and wherever located, including all that are used or intended for use in connection with, or that are necessary to the continued conduct of, the business of Seller as presently being conducted other than Excluded Assets.

         2.2 EXCLUDED ASSETS. The Assets shall not include, and Seller shall retain and shall not transfer, assign or lease to Buyer at the Closing any of the following assets of Seller (collectively, the "Excluded Assets"):

                  (a) all cash on hand, cash equivalents, time deposits and other amounts on deposit with banks or financial institutions;

                  (b) all trade and other accounts and notes receivable of Seller (including doubtful accounts) (the "Accounts Receivable");

                  (c) any note, account payable or other obligation of any Affiliate of Seller to Seller; and

                  (d) those assets of Seller listed on Part 2.2(d) of the Disclosure Letter.

         2.3 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, and pursuant to an Assumption Agreement in a form reasonably satisfactory to Buyer and CNI (the "Assumption Agreement") to be entered into by the Buyer and Seller at the Closing, Buyer shall assume, perform, discharge and pay the unfulfilled liabilities and obligations of Seller based on or arising out of or in connection with the following (collectively, the "Assumed Liabilities"): the Scheduled Contracts, the Assigned Real Estate Leases and the Assigned Personal Property Leases and the accounts payable relating to Christmas Inventory to the extent provided in Section 3.3(c) (each only to the extent to be performed, paid or discharged on or after the Closing Date, Buyer not being responsible for any obligations of Seller under such agreements due prior to the Closing Date).
         In no event shall the liabilities and obligations assumed by Buyer pursuant to this Agreement include any of the Excluded Liabilities. Seller shall be responsible for paying, performing and discharging all liabilities and obligations of Seller not expressly assumed by Buyer pursuant to this Agreement, including the Excluded Liabilities.

         2.4 EXCLUDED LIABILITIES. Buyer does not assume or agree to pay, perform or discharge, and shall not be responsible for, any claims, liabilities or obligations of Seller which are not Assumed Liabilities, whether accrued, absolute, contingent or otherwise, and whether known or unknown to Seller or Buyer. Without limiting the generality of the foregoing, Buyer does not assume or agree to pay, perform or discharge, and shall not be responsible for, any claims, liabilities or obligations based on, arising out of or in connection with the following (collectively, the "Excluded Liabilities"):

                  (a) any advances, loans, notes, indebtedness or other obligations for borrowed monies (including interest accrued on such advances, loans, notes, indebtedness or other obligations) payable by Seller other than the Assumed Liabilities, including any notes payable to officers, directors, or Affiliates of Seller;

                  (b) except as provided in Section 3.3(c) any accounts payable or liabilities listed on the Interim Balance Sheet of Seller and any obligations, liabilities or accounts payable arising in the Ordinary Course of Business since such date;

                  (c) the mortgage debt or other borrowings relating to the Real Property described in Part 2.1(b)(ii) of the Disclosure Letter;

                  (d) any claims against Seller by any of their directors, officers, employees, or shareholders, including claims by any of them relating to or arising out of their employment by Seller;

                  (e) any dividend or other distribution declared or otherwise payable by Seller;

                  (f) defective performance of or defaults by Seller prior to the Closing under the Scheduled Contracts, Assigned Real Estate Leases or Assigned Personal Property Leases, or any express or implied warranty with respect to such performance;

                  (g) any note, account payable or other obligation of Seller to any Affiliate of Seller;

                  (h) any claims, liabilities or obligations relating to the Excluded Assets;

                  (i) any claim, liability or obligation involving criminal activities, fraud or willful misconduct on the part of Seller or any of its respective employees, agents, officers or directors;

                  (j) claims, liabilities, or obligations associated with any Proceeding against Seller pending prior to the Closing Date;

                  (k) any claims, liabilities, or obligations of Seller that arise out of the operation of the business of Seller prior to the Closing Date that are not Assumed Liabilities;

                  (l) any Taxes attributable or relating to the Assets or the business of Seller for any periods ending on or before the Closing Date, or which may be applicable to Seller because of the Reorganization, Seller's sale of the business or any of the Assets to Buyer;

                  (m) any claims, liabilities or obligations of Seller under any Contracts, other than the Assigned Real Estate Leases, Assigned Personal Property Leases, and Scheduled Contracts; or

                  (n) any claims, liabilities or obligations arising under ERISA and relating to the business of Seller before the Closing Date, except as described in Section 11.3.


                                   ARTICLE 3.
                  CLOSING; PURCHASE PRICE; RELATED TRANSACTIONS

         3.1 CLOSING. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Haynes and Boone, LLP, at 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m., Dallas time, on September 21, 1999, or such other time and date as the parties may agree.

         3.2 PURCHASE PRICE. The consideration for the purchase and sale of the Assets shall be the following:

                  (a) Closing Payment. Subject to Section 3.3 hereof, on the Closing Date, Buyer shall pay to CNI the sum of $8,500,000 (the "Closing Payment") by wire transfer of immediately available funds.

                  (b) Assumption of Liabilities. On the Closing Date, Buyer shall, pursuant to the Assumption Agreement, assume the Assumed Liabilities.

                  (c) Preferred Stock. Shares of Buyer's preferred stock, which must be redeemed by Buyer on the fifth anniversary of the Closing Date for an aggregate payment (including accrued dividends) of $4,000,000 (the "Deferred Payment"), subject to such terms and conditions as Buyer and CNI may agree.

The Closing Payment, Assumed Liabilities and Deferred Payment are, collectively, the "Purchase Price." At the Closing, Buyer shall also pay to CNI in immediately available funds $26,939.40, representing deposits for which CNI will be reimbursed.

         3.3 ADJUSTMENTS. The amount of the Closing Payment shall be reduced under the following circumstances:

                  (a) if the value of the Inventory (exclusive of the Christmas Inventory except as provided in Section 3.3(c) below) on the Closing Date, determined in accordance with the Physical Inventory Report, does not equal at least $5,000,000, then the Closing Payment will be reduced dollar for dollar by the amount of any such shortfall;

                  (b) if the value of the Real Property, determined in accordance with the Appraisals, does not equal in the aggregate at least $8,200,000, then the Closing Payment will be reduced dollar for dollar by the amount of any such shortfall; and

                  (c) CNI, in its discretion, may elect that all or any portion of the Christmas Inventory (which shall be shown separately on the Physical Inventory Report) be counted toward the value of Inventory for purposes of Section 3.3(a), in which event any accounts payable relating to the Christmas Inventory so counted shall constitute an Excluded Liability. Any accounts payable relating to Christmas Inventory not so counted shall constitute Assumed Liabilities.

         3.4 ALLOCATION. On or before the Closing Date, Buyer and CNI shall reasonably agree on the proportion of the Purchase Price to be allocated to each of the Assets purchased pursuant to this Agreement, and Buyer and CNI agree that they shall not thereafter take any position or action inconsistent with such allocation in the filing of any federal income Tax Returns. Buyer and CNI shall file an IRS Form 8594 and such other documents as may be necessary to properly reflect such allocation with the Internal Revenue Service and any other taxing authority.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Letter or a supplement thereto, which exceptions shall be appropriately numbered or otherwise designated to indicate the specific representations and warranties to which they refer, Seller (jointly and severally) represents and warrants to Buyer as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         4.2 AUTHORITY; NO CONFLICT.

                  (a) Seller has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. Subject to Section 14.15, this Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by Seller and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  (b) Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly, with or without notice or lapse of time:

                           (i) contravene, conflict with or result in a
                  violation of any provision of the Articles of Incorporation or Bylaws of Seller;

                           (ii) contravene, conflict with or result in a
                  violation of or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any of the Assets may be subject;

                           (iii) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract, Assigned Real Estate Lease or Assigned Personal Property Lease (other than consents of landlords of leases);

                           (iv) cause Buyer to become subject to, or to become
                  liable for the payment of, any Tax (other than ad valorem taxes on the Assets accruing after the Closing Date); or

                           (v) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the Assets, except Encumbrances created by Buyer.

         Except as set forth in Part 4.2 of the Disclosure Letter, Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby (other than consents of landlords of leases).

         4.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and correct copies of: (a) the audited consolidated balance sheets of Seller as at September 30 in each of the years 1996 through 1998, and the related audited consolidated income statements for each of the fiscal years then ended, which financial statements contain a report of Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent auditors, reporting thereon (the September 30, 1998 consolidated balance sheet being referred to as the "Balance Sheet"), and (b) an unaudited consolidated balance sheet of Seller as at April 30, 1999 and the related consolidated income statement for the seven months then ended (the April 30, 1999 balance sheet being referred to as the "Interim Balance Sheet"). Seller has also delivered to Buyer the monthly financial statements referred to in
Section 6.12 for each of the ten (10) months from and including July 1998 through and including April 1999 (except for July, August and September of 1998, which will be delivered immediately). All financial statements referred to above are collectively referred to as the "Financial Statements." The Financial Statements and notes thereto fairly present the financial condition and the results of operations of Seller and its subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of the unaudited interim Financial Statements, to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of notes. The Financial Statements referred to in this Section 4.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. In addition, Seller has or will also delivered to Buyer all reports of Inventory taken by Seller from June 1, 1997, through the date of this Agreement.

         4.4 TITLE AND CONDITION OF ASSETS. Except as set forth in Part 4.4 of the Disclosure Letter:

                  (a) General. Seller has, and on the Closing Date will have, good title to the Vehicles, Inventory, Equipment, Contracts, Intellectual Property Assets and other tangible and intangible personal property that comprise the Assets, free and clear of Encumbrances (other than Permitted Encumbrances). The Assets constitute all the assets and properties that are necessary for the continued conduct of the business of Seller as presently conducted. Since the date of the Interim Balance Sheet, Seller has not sold, transferred, leased, distributed or otherwise disposed of any of the Assets, or agreed to do so, except for sales made in the Ordinary Course of Business or as otherwise contemplated or permitted by this Agreement.

                  (b) Condition of Assets. The Vehicles, Equipment and other tangible personal property constituting Assets (i) are in good operating condition, order and repair, subject to ordinary wear and tear, and have been maintained in accordance with the common practice of Seller, and (ii) are adequate for the purposes for which they are now being used and are capable of being used in the business of Seller as presently conducted without present need for repair or replacement, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                  (c) Real Property. Part 2.1(b)(ii) of the Disclosure Letter contains a complete legal description of each parcel of real property constituting the Real Property, together with a summary description of the buildings, structures and improvements thereon.

                           (i) Fee Simple. Except as specifically set forth in
                  Part 4.4(c) of the Disclosure List, Seller has, and on the Closing Date CNI will have, good, indefeasible and marketable title in fee simple absolute to the Real Property and to the Fixtures and Improvements, in each case free and clear of all Encumbrances, mortgages, assessments, easements, covenants, reservations, defects in title, encroachments and other burdens, whether arising by contract or under law (collectively, "Liens"), whether or not the same render the title to such Real Property unmarketable. All Fixtures and Improvements owned by Seller lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                           (ii) Ingress and Egress; Eminent Domain. Seller has,
                  and on the Closing Date CNI will have, all easements and rights of ingress and egress necessary for utilities and services and for all operations of the Seller's business in the manner and to the extent conducted by it. No portion of the Real Property has been condemned, taken by right of eminent domain requisitioned or otherwise taken by any Governmental Body, and no such condemnation, taking by right of eminent domain requisition or taking is threatened or contemplated, and Seller does not have knowledge of any notice regarding any such action.

                           (iii) Fixtures and Improvements. None of the Fixtures
                  or Improvements are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easement or other applicable Legal Requirement. Each facility located on the Real Property currently is served by gas, electricity, water, sewage (or septic tanks, as to TCF) and waste disposal and other utilities adequate to operate such facility at its current level of operation, and none of the utility companies serving any such facility has threatened Seller with any reduction in service. Such utilities either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent public or private easements which, following the Closing, will inure to the benefit of Buyer, its successors and assigns. All of said utilities are installed and operating and all installation and connection charges have been paid for in full.

                           (iv) Real Property Taxes. There are no challenges or
                  appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Real Property, and no special arrangements or agreements exist with any Governmental Body with respect thereto. There is no Tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to Seller's knowledge, threatened with respect to any portion of the Real Property.

                  (d) Leased Property. All real and tangible personal property held by Seller under the Assigned Real Estate Leases and the Assigned Personal Property Leases is held on the date hereof and will be held on the Closing Date under a valid and binding lease agreement that is in full force and effect. Except as set forth on Part 4.4 of the Disclosure Letter, Seller is not in default and no notice of alleged default has been received by Seller under any such lease and, to Seller's knowledge, no lessor is in default or alleged to be in default thereunder. None of the rights of Seller under any lease will be impaired by the consummation of the transactions contemplated hereby, assuming that the Consents described on Part 4.2 of the Disclosure Letter are obtained and in full force and effect.

                  (e) Inventory. All Inventory, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim

         Balance Sheet, as the case may be. All Inventory not written off has been priced on a current cost basis or unit cost method.

         4.5 CONTRACTS; NO DEFAULTS.

                  (a) Part 4.5(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

                           (i) each Contract that involves performance of
                  services by Seller;

                           (ii) each Contract that involves the provision of
                  services to Seller;

                           (iii) each Contract that was not entered into in the
                  Ordinary Course of Business;

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

                           (v) each licensing agreement or other Contract with
                  respect to Patents, Marks, Copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Contract to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership and other
                  Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

                           (viii) each Contract containing covenants that in any
                  way purport to restrict the business activity of Seller or any Affiliate of Seller or limit the freedom of Seller or any Affiliate of Seller to engage in any line of business or to compete with any Person;

                           (ix) each Contract providing for payments to or by
                  any Person based on sales, purchases or profits, other than direct payments for goods;

                           (x) each Contract entered into other than in the
                  Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

                           (xi) each Contract for capital expenditures;

                           (xii) each written warranty, guaranty and or other
                  similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

                           (xiii) each Contract relating to Seller's computer
                  system (whether existing or to be installed), related hardware and software, and anything relating to such computer system; and

                           (xiv) each amendment, supplement and modification
                  (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Part 4.5(b) of the Disclosure Letter, each Contract identified or required to be identified in Part 4.5(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (c) Except as set forth in Part 4.5(c) of the Disclosure
         Letter:

                           (i) Seller is, and at all times since October 1,
                  1997, has been, in full compliance with all applicable terms and requirements of each Contract identified or required to be identified in Part 4.5(a) of the Disclosure Letter (except for defaults that have been cured by Seller);

                           (ii) each Person other than Seller that has or had
                  any obligation or liability under any Contract identified or required to be identified in Part 4.5(a) of the Disclosure Letter is, and at all times since October 1, 1997 has been, in full compliance with all applicable terms and requirements of such Contract;

                           (iii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract identified or required to be identified in Part 4.5(a) of the Disclosure Letter; and

                           (iv) Seller has not given to or received from any
                  other Person, at any time since October 1, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of or default under, any Contract identified or required to be identified in Part 4.5(a) of the Disclosure Letter.

         4.6 INTELLECTUAL PROPERTY.

         Intellectual Property Assets. The term "Intellectual Property Assets" includes: (a) the name "Cornelius Nurseries," the name "Turkey Creek Farms," the name "Wholesale Landscape Distributors," and variations thereof and all fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks"); (b) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents"); (c) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and (d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); in each case owned, used or licensed to or by Seller as licensee or licensor.

                  (a) Intellectual Property Agreements. Part 4.6(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound.

                  (b) Patents and Copyrights. Part 4.6(b) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. Seller is, and as of the Closing Date will be, the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims. All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. Except as shown in Part 4.6(b) of the Disclosure Letter, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' knowledge, there is no potentially interfering patent or patent application of any third party. No Patent is infringed or, to Sellers' knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person. Seller does not possess any registered Copyrights.

                  (c) Trademarks. Part 4.6(c) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. Seller is, and as of the Closing Date will be, the owner of all right, title and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims. No Mark is infringed or, the knowledge of Seller, has been challenged or Threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any Person.

                  (d) Trade Secrets. No Trade Secret is subject to any adverse claim or has, to the knowledge of Seller, been challenged or threatened in any way.

         4.7 INTENTIONALLY OMITTED.

         4.8 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 4.8 of the Disclosure Letter, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         4.9 TAXES.

                  (a) Seller has timely filed or caused to be timely filed all federal, state and local Tax Returns for all federal, state and local Taxes, and all such Tax Returns are proper, complete and accurate and copies of which for the years 1996 though 1998 have been delivered to Buyer, and all amounts shown as owing thereon have been paid.

                  (b) Seller has paid or caused to be paid all Taxes which have become due.

                  (c) The amounts set up as provisions for Taxes on the Interim Balance Sheet are sufficient for the payment of all accrued and unpaid Taxes of any kind.

                  (d) Seller has not received or has any knowledge of any notice of deficiency or assessment with respect to Seller, the business of Seller or any of the Assets, or any basis for any of the foregoing, from any taxing authorities. Seller has not been notified by the IRS that the IRS intends to audit the federal income Tax Returns of Seller.

                  (e) There is no litigation, governmental or other Proceeding (formal or informal), or investigation pending, or (to the best of Seller's knowledge) threatened, with respect to any such federal, state or local income Tax Return. There are no Tax liens upon, pending against or, to the knowledge of Seller, threatened against any of the Assets.

                  (f) All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         4.10 NO MATERIAL ADVERSE CHANGE. Except as disclosed in Part 4.10 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

         4.11 EMPLOYEE BENEFITS.

                  (a) Part 4.11 of the Disclosure Letter lists all "employee benefit plans" (as defined in Section 3(3) of ERISA), any other deferred compensation, bonus, overtime, fringe benefit, insurance, welfare, medical, health, life, company car, disability, injury, illness, accident, sick pay, sick leave, vacation, termination, severance, retention, executive compensation, incentive, commission or other plan, agreement, policy, trust fund or arrangement, maintained or to which contributions are being made by Seller or which provide benefits to Seller's employees (collectively, the "Benefit Plans"). True and correct copies of each Benefit Plan have been delivered to Buyer. To the extent applicable, for each Benefit Plan, Seller has provided to Buyer copies of (i) the most recent determination letter and any outstanding request for a determination letter; (ii) IRS Forms 5500 with respect to the last two plan years; (iii) certified financial statements; (iv) summary plan descriptions to employees purporting to inform them of the Benefit Plan; (v) any related trust agreement; (vi) all insurance contracts or other funding arrangements; and (vii) all material communications received from or sent to the IRS or the Department of Labor within the last two years. All contributions or premiums required to be made by Seller as of the Closing Date on account of, or under each, Benefit Plan have been paid or adequate accruals have been made therefore on the books of Seller and, except as disclosed on Part 4.11 of the Disclosure Letter, no such contribution or premium is delinquent under the terms of the applicable Benefit Plan. Seller does not maintain any Benefit Plan that provides post-retirement or post-termination welfare benefits for retired employees, except for continuing benefits required by applicable state and federal laws.

                  (b) Except as shown in Part 4.11(b) of the Disclosure Letter, Seller does not contribute to and has not, within the five-year period ending on the Closing Date, contributed to (i) any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA), (ii) any plan which is subject to Section 412 of the IRC or Title IV of ERISA, or (iii) any Benefit Plan that is an "employee pension benefit plan" as defined in
         Section 3(2) of ERISA, other than Seller's 401(k) defined contribution plan.

                  (c) Except as set forth on Part 4.11 of the Disclosure Letter, no termination, retention, severance or similar benefit will become payable as a result of any of the transactions contemplated hereby.

                  (d) Benefits under any Benefit Plan are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. Seller has not communicated to any employee or former employee any intention or commitment to modify any Benefit Plan (except to comply with changes in applicable Legal Requirements) or to establish or implement any other employee or retiree benefit or compensation arrangement.

                  (e) Each Benefit Plan has been maintained and administered in compliance in all respects with its terms and in all respects with the requirements (including reporting requirements) prescribed by any and all Legal Requirements including ERISA and the IRC.

         4.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                  (a) Except as set forth in Part 4.12(a) of the Disclosure
         Letter:

                           (i) Seller is, and at all times since October 1, 1997
                  has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) Seller has not received, at any time since
                  January 1, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 4.12(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Assets or the business of Seller. Each Governmental Authorization listed or required to be listed in Part 4.12(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 4.12(b) of the Disclosure Letter:

                           (i) Seller is, and at all times since October 1, 1997
                  has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.12(b) of the Disclosure Letter;

                           (ii) no event has occurred or circumstance exists
                  that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                  Part 4.12(b) of the Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
                  Part 4.12(b) of the Disclosure Letter; and

                           (iii) Seller has not received, at any time since
                  October 1, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

         The Governmental Authorizations listed in Part 4.12(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Seller lawfully to conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

         4.13 LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Part 4.13(a) of the Disclosure Letter, there is no pending Proceeding: (i) that has been commenced by or against Seller or that otherwise relates to or may affect the Assets or the business of Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the knowledge of Seller, (1) no such Proceeding has been Threatened and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Part 4.13(a) of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition or prospects of Seller.

                  (b) Except as set forth in Part 4.13(b) of the Disclosure
         Letter: (i) there is no Order to which Seller, or any of the Assets, is subject and (ii) no partner, officer, director, agent or employee of Seller is subject to any Order that prohibits such partner, officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

                  (c) Except as set forth in Part 4.13(c) of the Disclosure
         Letter: (i) Seller is, and at all times since October 1, 1997, has been, in full compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the Assets, is subject; and (iii) Seller has not received, at any time since October 1, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the Assets, is or has been subject.

         4.14 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
4.14 of the Disclosure Letter, since the date of the Interim Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) payment or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry by Seller into any employment, severance or similar Contract with any director, officer or employee;

                  (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employee of Seller;

                  (c) damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Seller;

                  (d) entry into, termination of, or receipt of notice of termination of, (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least $10,000;

                  (e) sale (other than sales of Inventory in the Ordinary Course of Business or as otherwise contemplated by this Agreement), lease or other disposition of any asset or property of Seller or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of Seller;

                  (f) cancellation or waiver of any claims or rights with a value to Seller (in the aggregate) in excess of $10,000;

                  (g) change in the accounting methods used by Seller; or

                  (h) agreement, whether oral or written, by Seller to do any of the foregoing.

         4.15 INSURANCE. Seller will deliver to Buyer true and complete copies of all policies of insurance to which Seller is a party or under which Seller is or has been covered at any time within the two years preceding the Closing Date.

         4.16 ENVIRONMENTAL MATTERS. Except as set forth in Part 4.16 of the Disclosure Letter:

                  (a) Seller is, and at all times since October 1, 1991 has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law and/or any Occupational Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened Order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities.

                  (b) There are no pending or, to the knowledge of Seller, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law and/or any Occupational Safety and Health Law, with respect to or affecting any of the Facilities.

                  (c) Seller has no basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law and/or any Occupational Safety and Health Law or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities.

                  (d) Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to the Facilities or at any property geologically or hydrologically adjoining the Facilities.

                  (e) So far as known to Seller there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property or incorporated into any structure therein or thereon. Neither Seller, any other Person for whose conduct it is or may be held responsible, has permitted or conducted, any Hazardous Activity conducted with respect to the Facilities, except in full compliance with all applicable Environmental Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the knowledge of Seller, Threat of Release, of any Hazardous Materials at or from the Facilities, or any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller will deliver to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on or under or related to the Facilities or concerning compliance by Seller or any other Person for whose conduct they are or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

         4.17 LABOR RELATIONS; COMPLIANCE. Seller has not been and Seller is not a party to any collective bargaining or other labor Contract. Since October 1, 1997, there has not been, there is not presently pending or existing, and, to the knowledge of Seller, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process; or (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting Seller or its premises. There is no lockout of any employees by Seller and no such action is contemplated by Seller. Seller has complied in all respects with all Occupational Safety and Health Laws and all other Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration (except as shown in Part 4.17 of the Disclosure Letter), wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and plant closing.

         4.18 CUSTOMERS AND SUPPLIERS. Part 4.18 of the Disclosure Letter sets forth (a) a list of the ten (10) largest customers of Seller in the terms of revenue during the fiscal year ended September 30, 1998, and the seven (7) months ended April 30, 1999, showing the approximate total revenue received from each such customer during each such period, and (b) a list of the ten (10) largest suppliers to Seller, in terms of purchases during the fiscal year ended September 30, 1998, and the seven (7) months ended April 30, 1999, showing the approximate total purchases by Seller from each supplier during each such period. Except as set forth in Part 4.18 of the Disclosure Letter, since October 1, 1997, there has not been any adverse change in the business relationship of Seller with any customer or supplier listed on Part 4.18 of the Disclosure Letter.

         4.19 BOOKS OF ACCOUNT. The books, records and accounts of Seller maintained with respect to the Assets accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Assets. Seller has not engaged in any transaction with respect to the Assets, maintained any bank account for the Assets or used any of the funds of Seller in the conduct of the business of Seller, except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

         4.20 DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to Seller (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Letter.


                                   ARTICLE 5.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

         5.2 AUTHORITY; NO CONFLICT.

                  (a) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of Buyer; (ii) contravene, conflict with or result in a violation of or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer is subject; or (iii) constitute a default under any Contract to which Buyer is a party.

                  (c) Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         5.3 BROKERS OR FINDERS. No broker, investment banker, financial advisor or other Person, other than Buis & Co., the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

         5.4 SALES AND ASSETS. As of this date Buyer has less than $100,000,000 in revenues and $100,000,000 in assets.


                                   ARTICLE 6.
                    COVENANTS OF SELLER PRIOR TO CLOSING DATE

         6.1 ACCESS AND INVESTIGATION. Subject to Section 6.8, between the date of this Agreement and the Closing Date, upon reasonable prior notice by Buyer to Seller and with Seller's consent which will not be unreasonably withheld, Seller shall (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, "Buyer's Advisors"), at Buyer's cost, reasonable access to Seller's personnel, properties (including subsurface testing), contracts, books and records and other documents and data during normal business hours and at the facilities where such books and records, documents and data are normally maintained by Seller, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request. Any access or investigation under this Section 6.1 shall be conducted by Buyer without unreasonable interference with Seller's business or operations.

         6.2 OPERATION OF THE BUSINESS OF SELLER. Between the date of this Agreement and the Closing Date, Seller shall (a) conduct its business as currently conducted only in the Ordinary Course of Business or as permitted by this Agreement; (b) use its best efforts to preserve intact the current business organization of Seller (except as contemplated by Section 6.14), keep available the services of the current officers, employees and agents of Seller, and maintain Seller's relationships and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Seller; (c) confer with Buyer concerning operational matters of a material nature; (d) cause the tangible Assets to be maintained and in as good working order and condition as at present, ordinary wear and tear excepted; (e) not dispose of, or commit to dispose of, any Assets other than in the Ordinary Course of Business (except as contemplated by Section 6.14); (f) perform in a timely manner all of its obligations under this Agreement and all other Contracts or other agreements relating to or affecting any of the Assets; (g) keep in full force and effect present insurance policies or other comparable insurance coverage; (h) maintain compliance with all Permits and Legal Requirements; and (i) otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller.

         6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement or as contemplated by Section 6.14, between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section
4.14 is likely to occur.

         6.4 REQUIRED APPROVALS. Between the date of this Agreement and the Closing Date, Seller shall (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, including filings or other actions to obtain Permits required by Buyer to conduct the business of Seller, and (b) cooperate with Buyer in obtaining all Consents identified in
Part 4.2 of the Disclosure Letter.

         6.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 6 or of the occurrence of any event that could adversely affect the satisfaction of the conditions in Articles 9 and 10.

         6.6 EFFORTS. Between the date of this Agreement and the Closing Date, Seller shall use its commercially reasonable efforts to cause the conditions in Articles 9 and 10 to be satisfied, to the extent they are subject to Seller's control.

         6.7 NO SHOPPING. Seller shall not, directly or indirectly, through any authorized partner, officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person (other than Buyer) relating to any acquisition or purchase of all or a material amount of the Assets or any equity interest in Seller, or any merger, consolidation or business combination with Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer) any information with respect to, any of the foregoing, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall promptly notify Buyer if Seller receives any such proposal or offer or any inquiry or contact with respect thereto.

         6.8 NO PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, at such time and in such manner as Seller and Buyer mutually determine. Unless consented to by Buyer in advance, at all times prior to the Closing, Seller shall, and shall cause its Affiliates to, keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers and suppliers and others having dealings with Seller will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication. In addition, upon execution of this Agreement, Buyer and Seller will confer and agree upon how to address Seller's employees and will at that time describe the transactions contemplated hereby to such employees. Notwithstanding any limitation on disclosure set forth in this paragraph, Seller may make such disclosures concerning this Agreement and the transactions contemplated hereby as may be required by any Legal Requirement.

         6.9 CHANGE OF CORPORATE NAME. Seller, in accordance with the Texas Business Corporation Act, shall approve, and obtain the approval of its shareholders of, amendments to their Articles of Incorporation (the "Name Change Amendments") changing their corporate names to names that do not include the words "Cornelius," "Turkey Creek Farms," "Wholesale Landscape Distributors," or any similar name.

         6.10 PHYSICAL INVENTORY REPORT. On a date or dates mutually acceptable to Buyer and Seller (each at their own expense), Buyer and Seller shall jointly, and using individuals or parties mutually acceptable to Buyer and Seller, cause to be prepared a count and valuation of the Inventory (the "Physical Inventory Report"), which shall be signed jointly by Buyer and Seller for identification purposes within five (5) days prior to the Closing. The Inventory shall be valued on a current cost basis, shall take into account the cost records of Seller relating to the Inventory, and shall also take into account an observation of the Inventory in order to determine the marketability of the Inventory as of the date of the Physical Inventory Report.

         6.11 TITLE COMMITMENT; SURVEY. Within thirty (30) days from the date of this Agreement, Seller, at Seller's sole cost and expense, shall cause to be furnished to Buyer a current commitment for title insurance, issued by a title company reasonably acceptable to Buyer, for each parcel of the Real Property. The title commitment shall set forth the state of title to the Real Property, including a list of title exceptions that would appear in an owner's title policy. The title commitment shall contain the expressed commitment of the title company to issue a title policy to Buyer for each tract of Real Property in the aggregate amount of $8,200,000. Along with the title commitment, Seller shall also cause to be furnished to Buyer true, correct, and legible copies of all instruments that create or evidence title exceptions affecting the Real Property. Buyer, at Buyer's expense, shall have the right to obtain a survey for each tract of the Real Property; provided, however, that at the Closing Seller shall reimburse Buyer for the cost of the surveys.

         6.12 FINANCIAL STATEMENTS. Within twenty (20) days after the end of each month following the date of this Agreement, Seller shall deliver to Buyer
(a) the unaudited consolidated balance sheet of Seller as of the end of such month, and (b) the unaudited consolidated income statement of Seller as of the end of such month, in each case for each "unit" of Seller's business, including
(i) the growing operations, (ii) the distribution centers, (iii) each of Seller's retail stores, and (iv) corporate and administrative, all in the form previously provided to Buyer. All such financial statements shall be deemed to be a part of the "Financial Statements" for the purposes of this Agreement.

         6.13 LEASE. At the Closing, CNI shall cause C. Sterling Cornelius, as Trustee of the Margaret Cornelius Management Trust, to execute a lease with Buyer for six (6) acres on Old Richmond Road, for a term of five (5) years, with Buyer's right to renew for three (3) five (5) year terms, at a renewal of $20,000 per year which shall constitute an "Assigned Real Estate Lease".

         6.14 REORGANIZATION. Prior to the Closing Date, to the extent not already owned by CNI, TCF and WLD will each transfer to CNI all of its Vehicles, Fixtures and Improvements, Equipment, Inventory, and Assets described in Section 2.1(b)(xii) (the "Reorganization").

         6.15 ENVIRONMENTAL AUDITS. Seller shall, at Seller's expense, cause to be prepared, by an independent environmental consultant or consultants reasonably satisfactory to Seller and Buyer, Phase I environmental audit reports (the "Environmental Audits") covering each parcel of real property owned or leased by Seller, and shall deliver copies thereof to Buyer.


                                   ARTICLE 7.
                    COVENANTS OF BUYER PRIOR TO CLOSING DATE

         7.1 APPROVALS OF GOVERNMENTAL BODIES. Between the date of this Agreement and the Closing Date, Buyer shall (a) cooperate with Seller with respect to all filings that Seller is required by

Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Seller in obtaining all Consents identified in
Part 4.2 of the Disclosure Letter.

         7.2 INTENTIONALLY OMITTED.

         7.3 EFFORTS. Between the date of this Agreement and the Closing Date, Buyer shall use commercially reasonable efforts to cause the conditions in Articles 9 and 10 to be satisfied to the extent in Buyer's control.

         7.4 DISCLOSURE LETTER. Buyer and Seller acknowledge that Seller has not delivered to Buyer the Disclosure Letter as of the execution and delivery of this Agreement. Seller shall deliver to Buyer, and Buyer shall have received, the Disclosure Letter in connection with this Agreement on or before June 18, 1999. Buyer may terminate this Agreement by notice to Seller and without any liability to Seller if Buyer has not received the Disclosure Letter on or before such date. After receipt of the Disclosure Letter, Buyer may review the Disclosure Letter and determine whether Buyer desires to proceed with the transactions contemplated under this Agreement or to terminate this Agreement. Buyer may, in its sole discretion, terminate this Agreement by notice to Seller and neither Buyer nor Seller shall be liable to the other as a result of termination under this Section 7.4. If Seller delivers to Buyer a supplement or supplements to the Disclosure Letter with respect to a fact or condition that arose, or of which Seller became aware, after the date of delivery of the original Disclosure Letter, then Buyer in its sole discretion may terminate this Agreement by notice to Seller and without any liability to Seller and neither Buyer nor Seller shall be liable to the other as a result of such termination. If Seller delivers to Buyer a supplement to the Disclosure Letter within five
(5) business days of the Closing Date then the Closing Date shall automatically be extended five (5) business days unless Buyer waives this provision.

         7.5 BUYER'S EXPENSES. Buyer shall pay all expenses required to obtain its financing, including any Appraisals.


                                   ARTICLE 8.
                      POST-CLOSING COVENANTS OF THE PARTIES

         8.1 COOPERATION; FURTHER ASSURANCES. After the Closing Date: (a) Seller and Buyer shall promptly execute and deliver, at the cost of the requesting party, those instruments, documents and certificates as Seller or Buyer may reasonably request to more effectively consummate the transactions contemplated hereby; (b) Seller shall as promptly as practical, but in no event later than five (5) business days after receipt, deliver to Buyer any mail, packages, notices, copies of service of process and other similar items received by Seller that relate to the Assets or the business of Buyer, or the Assumed Liabilities or that otherwise should be delivered to Buyer and all moneys, checks or other instruments of payment to which Buyer is entitled; (c) Seller authorizes Buyer to receive and open all mail and other communications received by Buyer and to act with respect to such communications in such manner as Buyer may elect if such communications relate to the Assets, the business of Buyer or the Assumed Liabilities or, if such communications do not so relate, to forward the same promptly to Seller but in no event less than five (5) business days after receipt; (d) Seller shall promptly forward to Buyer any telephone calls, telecopies and other similar communications received by Seller that relate to the Assets, the business of Buyer or the Assumed Liabilities; and (e) Buyer shall as promptly as practical, but in no event later than five business days after receipt, deliver to Seller any mail, packages, notices, copies of service of process, and other similar items received by Buyer that relate to the Excluded Assets, the Excluded Liabilities, or that should otherwise be delivered to Seller, and all monies, checks or other instruments of payment to which Seller is entitled; and (f) Buyer shall promptly forward to Seller any telephone calls, telecopies, and other similar communications received by Buyer that relate to the Excluded Assets or Excluded Liabilities. Seller shall have the right to audit within ninety days of the Closing Date the receivables collected by Buyer following the Closing Date to determine the amount of Accounts Receivable due Seller. If an account debtor pays an account receivable of Buyer, but validly offsets or validly reduces the payment to Buyer as a result of any services provided by Seller to the account debtor prior to Closing, such amount shall be included in "Damages" as defined herein.

         8.2 COOPERATION ON CERTAIN MATTERS. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such matter. Buyer and Seller agree (a) to retain until the expiration of the applicable statute of limitations all books and records which are relevant to the determination of the Tax liabilities pertinent to the Assets relating to any Tax period prior to the Closing Date and to abide by all record retention agreements entered into with any Tax authority, and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

         8.3 TRANSFER TAXES. Seller shall pay, or cause to be paid, all Taxes or recording fees imposed on any transfers of the Assets as contemplated by this Agreement, and all sales and use Taxes applicable to transfers of the Assets as contemplated hereby.

         8.4 APPORTIONED CHARGES; TAXES.

                  (a) Apportioned Charges. Charges for (i) unmetered water, sewer and other utilities directly related to the Assets; (ii) accrued and unpaid wages, and other payments to employees of Seller who are associated with any of the Assets; and (iii) rental and other payments under any of the Scheduled Contracts, the Assigned Personal Property Leases or the Assigned Real Estate Leases assigned to Buyer pursuant hereto shall be apportioned between CNI and Buyer, at and as of the Closing Date. There shall also be apportioned between CNI and Buyer, at and as of the Closing Date any rebates, allowances, and the like which are or became payable by Buyer after the Closing Date in accordance with the terms of any agreement or transaction entered into by Seller with any customer or other party that relates to any period prior to the Closing Date. If any item cannot be apportioned accurately at the Closing Date or if it is apportioned incorrectly at the Closing Date or subsequent thereto, such item shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable. Within 90 days from the Closing Date, CNI or Buyer, as the case may be, shall pay CNI or Buyer, as the case may be, in immediately available funds the net amount due CNI or Buyer, as the case may be, under this
         Section 8.4(a) not otherwise paid at the Closing.

                  (b) Apportioned Tax Obligations. All real property Taxes, personal property Taxes and similar ad valorem obligations levied or assessed with respect to the Assets for assessment periods during which the Closing Date occurs shall be apportioned between CNI and Buyer at and as of the Closing Date based on the number of days in any such period through the day immediately preceding the Closing Date and the number of days thereafter. If any item cannot be apportioned accurately at the Closing Date or if it is apportioned incorrectly at the Closing Date or subsequent thereto, such item shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable. Within 90 days after the Closing Date, CNI or Buyer, as the case may be, shall pay CNI or Buyer, as the case may be, in immediately available funds the net amount due CNI or Buyer, as the case may be, under this Section 8.4(b) not otherwise paid at the Closing. Thereafter, CNI shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Assets, part or all of which are attributable to any period on or after the Closing Date, and shall promptly deliver such bill to Buyer, which shall pay the same to the appropriate Governmental Body; provided, however, that if such bill covers any period before the Closing Date with respect to Assets, CNI shall also remit to Buyer prior to the due date payment for the proportionate amount of such bill that is attributable to such period before the Closing Date. In the event that CNI or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than 60 days following the presentation of such supporting evidence as may be reasonably requested by the reimbursing party.

         8.5 BOARD REPRESENTATION. After the Closing and until CNI has received the Deferred Payment in full in cash or by exercise of right to offset (as provided in Section 13.10), Buyer shall use its best efforts to (i) cause C. Sterling Cornelius to be elected to the Board of Directors of Buyer and (ii) cause his name to be placed in nomination at each meeting at which Directors are to be elected and (iii) have certain shareholders execute a voting agreement at Closing in accordance with Section 10.6.

         8.6 NAME. Until the Deferred Payment is made in full in cash or by exercise of right to offset (as provided in Section 13.10), Buyer will operate the Assets under the name "Cornelius," unless Buyer and CNI consent to a change of name, in which event CNI's consent will not be unreasonably withheld.


                                   ARTICLE 9.
                             CONDITIONS PRECEDENT TO
                           BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to consummate the transactions contemplated hereby and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         9.1 ACCURACY OF REPRESENTATIONS.

                  (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, giving effect to the Disclosure Letter but without giving effect to any supplement to the Disclosure Letter.

                  (b) Each of Seller's representations and warranties (i) set forth in Section 4.4(a) and (ii) that is qualified as to materiality, must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, giving effect to the Disclosure Letter but without giving effect to any supplement to the Disclosure Letter.

         9.2 SELLER'S PERFORMANCE. All of the covenants and obligations that Seller or CNI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 9.4 must have been delivered, and each of the other covenants and obligations in Section 6.4, Section 6.6 and Section 6.9 must have been complied with in all respects.

         9.3 CONSENTS. Each of the Consents identified in Part 4.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         9.4 DELIVERIES. Each of the following documents must have been delivered to Buyer:

                  (a) a general conveyance, transfer and assignment relating to the Assets in a form reasonably satisfactory to Buyer, duly executed by each of CNI, TCF and WLD;

                  (b) for each tract Real Property, a standard Form T-1 Texas Owner Policy of Title Insurance, at CNI's expense, for each parcel of the Real Property, in the aggregate amount of $8,200,000, and otherwise in form and substance reasonably acceptable to Buyer; together with real estate deeds (or other documents of conveyance), in form reasonably acceptable to Buyer, conveying fee title to the Real Property to Buyer;

                  (c) an Employment Agreement, (the "Employment Agreement"), duly executed by C. Sterling Cornelius to employ C. Sterling Cornelius as President of the entity which owns and operates the Assets, for a term of three (3) years, at a salary of $125,000 plus ten percent (10%) of the pre-tax profits generated by the entity which owns and operates the Assets, and containing such other terms and conditions as Buyer and Mr. Cornelius may agree;

                  (d) executed originals of Name Change Amendments of CNI, TCF and WLD, each in form suitable for filing with the Secretary of State of Texas;

                  (e) a certificate executed by Seller to the effect that each of the conditions specified in Sections 9.1, 9.2, 9.6, 9.8 and 10.4 has been satisfied;

                  (f) an opinion of Winstead Sechrest & Minick P.C., legal counsel for Seller, dated the Closing Date, in form reasonably acceptable to Buyer;

                  (g) estoppel certificates executed by each of the landlords under the Assigned Real Property Leases, each in a form reasonably satisfactory to Buyer;

                  (h) a certificate of existence, certificate of good standing, and a Certificate of No Tax Due, of each of CNI, TCF and WLD as of a recent date, from the Secretary of State of Texas and the Texas Comptroller of Public Accounts, respectively;

                  (i) certified copies of resolutions of the Board of Directors and shareholders of Seller approving the transactions contemplated hereby and the Name Change Amendments;

                  (j) an incumbency certificate for the officers of each of CNI, TCF and WLD executing this Agreement;

                  (k) the executed counterpart copies of the Consents identified in Part 4.2 of the Disclosure Letter, each in a form reasonably satisfactory to Buyer;

                  (l) evidence reasonably satisfactory to Buyer of the release of all liens and security interests on the Assets (other than Permitted Liens);

                  (m) such keys, lock and safe combinations and other similar items as Buyer shall require to obtain full occupation and control of the Assets;

                  (n) a list of Transferred Employees pursuant to Section
         11.3(c);

                  (o) evidence reasonably satisfactory to Buyer of the consummation of the Reorganization; and

                  (p) such other documents as Buyer may reasonably request.

         9.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or any Affiliate of Buyer any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, (b) that may have the effect of preventing, delaying, making illegal or causing the rescission of or otherwise interfering with any of the transactions contemplated hereby, or
(c) that may adversely effect the right of the Buyer to own the Assets or operate the business formerly conducted by Seller.

         9.6 NO CLAIM REGARDING ASSETS OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Assets or (b) is entitled to all or any portion of the Purchase Price.

         9.7 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

         9.8 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in Seller's overall financial condition or prospects, assets, liabilities, legal circumstances, business, labor arrangements or operations since April 30, 1999 or as disclosed in the Disclosure Letter.

         9.9 PHYSICAL INVENTORY REPORT. The Physical Inventory Report shall show the value of the Inventory to be at least $5,000,000.

         9.10 FINANCING. Buyer shall have obtained financing in the amount necessary to consummate the transactions contemplated hereby, with such financing having terms and conditions satisfactory to Buyer in its sole discretion.

         9.11 DUE DILIGENCE. Buyer (in its sole and absolute discretion) shall be satisfied with its investigation of Seller's prospects, assets, liabilities, legal circumstances, business and operations, including the results of the Appraisals, Environmental Audits and Physical Inventory Report.

         9.12 REORGANIZATION. Prior to the Closing Date, CNI shall have acquired all of the Vehicles, Fixtures and Improvements, Equipment, Inventory, and Assets described in Section 2.1(b)(xii) of each of TCF and WLD.

                                   ARTICLE 10.
                             CONDITIONS PRECEDENT TO
                          SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to consummate the transactions contemplated hereby and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         10.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         10.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         10.3 DELIVERIES. Buyer must have caused the following to be delivered to CNI:

                  (a) the Closing Payment;

                  (b) the Assumption Agreement, duly executed by Buyer;

                  (c) a certificate executed by Buyer as to the matters in Sections 9.5, 10.1, 10.2, and 10.5;

                  (d) certified copies of resolutions of the Board of Directors of Buyer, approving the transactions contemplated hereby;

                  (e) incumbency certificate for the officers of Buyer executing this Agreement;

                  (f) an opinion of Haynes and Boone, LLP, dated the Closing Date, in form reasonably acceptable to CNI;

                  (g) certificates for the preferred stock constituting the Deferred Payment described in Section 3.2(c), in such denominations or increments as CNI may desire;

                  (h) the Employment Agreement signed by Buyer; and

                  (i) such other documents as CNI may reasonably request.

         10.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Affiliate of Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or
(b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

         10.5 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

         10.6 VOTING AGREEMENT. Buyer shall have delivered to CNI a Voting Agreement signed by James C. Estill, John T. Cosby and John S. Peters committing to cast their votes, as shareholders, for the election of C. Sterling Cornelius to the Board of Directors of Buyer at each meeting at which directors are elected until the Deferred Payment has been received by CNI in cash.


                                   ARTICLE 11.
                                EMPLOYEE BENEFITS

         11.1 MEETINGS WITH EMPLOYEES. At any time before the Closing Date, Buyer shall have the right to meet with employees of Seller to arrange for the transition of ownership of Seller; provided, however, that such meetings shall be held at times and dates reasonably satisfactory to Seller, and shall be held at such times and in such manner as not to adversely interfere with Seller's normal business operations.

         11.2 EMPLOYMENT BY BUYER. As of the Closing, Seller shall terminate the employment of all of its employees and Buyer shall, effective immediately after the Closing, hire, or offer employment to, all of such employees. Notwithstanding the foregoing, this Agreement shall not be deemed to restrict the right of Buyer to deal with the employees who accept employment with Buyer as employees-at-will, in the same manner as it would be free to deal with such employees in the absence of this Agreement.

         11.3 SELLER'S 401(k) PLAN. To the extent Buyer's plans allow:

                  (a) If Buyer reasonably determines that Seller's 401(k) plan is a qualified plan under Section 401(a) of the Code, Buyer shall use commercially reasonable efforts to cause the trustee of Buyer's 401(k) plan to accept a transfer of assets from Seller's 401(k) plan in an amount in cash equal in value to the account balances of the employees of Seller who are employed by Buyer immediately after the Closing (the "Transferred Employees"); provided that to the extent the account balance to be transferred consists in whole or in part of outstanding loans, Buyer shall cause the trustee of Buyer's 401(k) plan to accept, in lieu of cash, the promissory notes and related documents evidencing such loans. Buyer and Seller shall take such actions as may be required to effect the assignment of such loans by the trustee of the Seller's 401(k) plan to the trustee of the Buyer's 401(k) plan. The foregoing transfer of assets shall occur as soon as reasonably practicable after Closing following Buyer's determination that Seller's 401(k) plan is a qualified plan. After the date of the transfer of assets from Seller's 401(k) to Buyer's 401(k) plan pursuant to this Section, Buyer and its affiliates shall assume all liabilities for the benefits payable to or with respect to or with respect to the Transferred Employees under the Seller's 401(k) plan, and Seller and the Seller's 401(k) plan and the related trust shall retain no liability for such benefits.

                  (b) If assets are not transferred from the Seller's 401(k) plan to the Buyer's 401(k) plan in accordance with the foregoing provisions of Section 11.3(a), Seller will terminate Seller's 401(k) plan at Seller's expense within a reasonable period of time following the Closing. Buyer shall use commercially reasonable efforts to cause the trustee of Buyer's 401(k) plan to allow Transferred Employees to roll over to Buyer's 401(k) plan eligible rollover distributions from Seller's 401(k) plan, including rollovers of participant loans distributed in kind from Seller's 401(k) plan.

                  (c) For purposes of eligibility and vesting under the Buyer's 401(k) plan, each Transferred Employee shall be credited with service as of the Closing Date in an amount equal to the service accredited to such Transferred Employee under the Seller's 401(k) plan as determined under the terms of such plan as of the Closing Date. At Closing, Seller shall deliver to Buyer a list of the Transferred Employees eligible to participate in the Seller's 401(k) plan, together with each such employee's credited service as of the Closing Date.

         11.4 WELFARE BENEFITS AND COBRA.

                  (a) Except to the extent provided in Section 11.3, Buyer does not assume any Benefit Plans of Seller or any liabilities or obligations under any such plans. Specifically, Buyer does not assume any obligation to provide continuation coverage under COBRA after the Closing Date to former employees of Seller, including the Transferred Employees. Except to the extent provided in Section 11.3 above, Seller will terminate all of Seller's Benefit Plans following the Closing. Notwithstanding anything in Article 13 to the contrary, Seller shall not be obligated to indemnify Buyer or any Benefit Plan of Buyer with respect to any obligation of Buyer or any Benefit Plan of Buyer to provide continuation coverage under COBRA to the Transferred Employees or to any former employees of Seller who are receiving or entitled to receive continuation coverage under COBRA as of the Closing Date.


                  (b) To the extent Buyer's benefits plans allow, the Transferred Employees shall be credited with their service with Seller for purposes of all Benefit Plans of Buyer for which such Transferred Employees are eligible to participate. To the extent permitted by the terms of Buyer's Benefit Plans, any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under such plans shall be waived for the Transferred Employees, and the Transferred Employees shall receive credit under each such plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums and similar limits applicable to them under the terms of Seller's Benefit Plans for the plan year in which the Closing occurs. As soon as reasonably practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees who had service credited under any such Benefit Plans of Seller, together with each such employee's service, co-payment amounts, deductible, and out-of-pocket and similar limits under each such plan.


                                   ARTICLE 12.
                                   TERMINATION

         12.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer, on the one hand, or Seller, on the other hand, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) by Buyer if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                  (c) by Seller, if any of the conditions in Article 10 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                  (d) by mutual written consent of Buyer and Seller;

                  (e) by Buyer if the Closing has not occurred on or before October 15, 1999, by reason of the failure of any condition precedent under Article 9; and

                  (f) by Seller if the Closing has not occurred on or before October 15, 1999, by reason of the failure of any condition precedent under Article 10.

         12.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.4 and 6.8 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         12.3 CONFIDENTIALITY. If this Agreement is terminated under this
Article 12, Buyer shall not disclose any of the information about Seller or the Assets which it obtained pursuant to this Agreement, and shall return all documents, records and information which it obtained hereunder.


                                   ARTICLE 13.
                            INDEMNIFICATION; REMEDIES

         13.1 SURVIVAL. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the time period described in Section 13.5.

         13.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller shall jointly and severally indemnify and hold harmless Buyer and its representatives and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages and lost profits), expense (including costs of investigation and defense and reasonable attorneys' fees), or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Seller in this Agreement (after giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date after giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in the Disclosure Letter or any supplement to the Disclosure Letter;

                  (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

                  (d) any claims which may be made against Buyer by any Person, including, any Proceeding against Buyer, which arise from the conduct of the business of Seller prior to the Closing (other than the Assumed Liabilities), including any claims arising from any products sold by, or services performed by, Seller prior to the Closing Date;

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller's behalf) in connection with any of the transactions contemplated hereby;

                  (f) the Excluded Liabilities;

                  (g) Taxes associated with the Assets arising before the Closing Date; and

                  (h) WARN.

The remedies provided in this Article 13 will be exclusive and shall limit any other remedies that may be available to Buyer or the other Buyer Indemnified Persons.

         13.3 (a) INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 13.2, Seller shall indemnify and hold harmless Buyer and the other Buyer Indemnified Persons for, and will pay to Buyer and the other Buyer Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) incurred or suffered by or asserted against an Indemnified Person and arising, directly or indirectly, from or in connection with:

                  (i) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities (whether real, personal or mixed) which Seller has conveyed to Buyer or (B) any Hazardous Materials or other contaminants that were present on the Facilities at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by Seller or by any other Person for whose conduct it is or may be held responsible from the Facilities at any time on or prior to the Closing Date or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or by any other Person for whose conduct it is or may be held responsible at the Facilities prior to the Closing Date; or

                  (ii) any bodily injury (including illness, disability and death and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person, including any employee or former employee of Seller or any other Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Assets prior to the Closing Date or from Hazardous Material that was (i) present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released from the Facilities by Seller or any other Person for whose conduct Seller is or may be held responsible, at any time on or prior to the Closing Date.

         The scope of Seller's agreement to indemnify and hold harmless includes any Damages under CERCLA and comparable state laws. Buyer and Seller will jointly control, and reasonably cooperate in, any Cleanup, any related Proceeding and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 13.3(a). The procedure described in Section 13.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 13.3(a).


         (b) INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 13.4, Buyer shall indemnify and hold harmless Seller and the other Seller Indemnified Persons for, and will pay to Seller and the other Seller Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) incurred or suffered by or asserted against an Indemnified Person and arising, directly or indirectly, from or in connection with:

                  (i) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation or condition at any time only after the Closing Date of the Facilities (whether real, personal or mixed) or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time only after the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by Buyer or by any other Person for whose conduct it is or may be held responsible from the Facilities at any time only after the Closing Date or (B) any Hazardous Activities that were, or were allegedly, conducted by Buyer or by any other Person for whose conduct it is or may be held responsible at the Facilities only after the Closing Date; or

                  (ii) any bodily injury (including illness, disability and death and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person, including any employee or former employee of Buyer or any other Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Assets only after the Closing Date or from Hazardous Material that was (i) present only after the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities only after the Closing Date) or (ii) Released or allegedly Released from the Facilities by Buyer or any other Person for whose conduct Buyer is or may be held responsible, at any time only after the Closing Date.

         The scope of Buyer's agreement to indemnify and hold harmless includes any Damages under CERCLA and comparable state laws. Seller and Buyer will jointly control, and reasonably cooperate in, any Cleanup, any related Proceeding and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 13.3(b). The procedure described in Section 13.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 13.3(b).

         13.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages incurred or suffered by or asserted against Seller, its representatives and Affiliates (the "Seller Indemnified Persons") and arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement as if made on the Closing Date,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the transactions contemplated hereby,
(d) any claims which may be made against Seller Indemnified Persons by any Person, including any Proceedings against Seller, which arise from the conduct of the business of Buyer, or the ownership or operation of the Assets, only after the Closing Date (other than Excluded Liabilities) including any claims arising from any products sold by, or services performed by Buyer, after the Closing Date, (e) the Assumed Liabilities, or (f) Taxes associated with the Assets accruing after the Closing Date. The remedies provided in this Article 13 will be exclusive and shall limit any other remedies that may be available to Seller or the Seller Indemnified Persons.

         13.5 TIME LIMITATIONS. If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 4.4(a), 4.9, 4.11 (but only as to ERISA claims) and 4.16 unless on or before the third anniversary of the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 4.4(a), 4.9, 4.11, or 4.16, may be made at any time, until the applicable statute of limitations. If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the third anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

         13.6 LIMITATIONS ON AMOUNT -- SELLER. Seller shall have no liability (for indemnification or otherwise) with respect to the matters described in
Section 13.2(a), 13.2(b) or 13.2(d) until the total of all Damages with respect to such matters exceeds $40,000, and then only for the amount by which such Damages exceed $40,000. However, this limitation will not apply to any Breach of
Section 4.4(a), and Seller shall be liable for all Damages with respect to such Breach.

         13.7 LIMITATIONS ON AMOUNT -- BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 13.4(a) or 13.4(d) until the total of all Damages with respect to such matters exceeds $40,000, and then only for the amount by which such Damages exceed $40,000.

         13.8 PROCEDURE FOR INDEMNIFICATION -- PROCEEDINGS.

                  (a) Promptly after receipt by any party entitled to indemnity under Article 13, of notice of the commencement of any Proceeding or that a Proceeding has been Threatened against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of such commencement or threat, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the defense of such action is materially prejudiced by the indemnified party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 13.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding) to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
         Article 13 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within fifteen (15) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume at its expense the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by nor have any liability or obligation for any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

         13.9 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for Damages in any matter not involving a Proceeding may be asserted by notice to the party from whom indemnification is sought. Such notice must be given promptly upon the party seeking such indemnification acquiring knowledge of such claim.

         13.10 OFFSET. No part of the Deferred Payment may be offset by Buyer except to the extent (i) consented to by Seller or (ii) awarded to Buyer in a judgment in a Proceeding involving Buyer and Seller. If Buyer asserts any claims against Seller that are not agreed to or resolved by judgment in a Proceeding prior to the date on which payment of the Deferred Payment is due, Buyer must deposit an amount equal to the disputed amount or claim into the registry of the court and commence a Proceeding involving such claim.


                                   ARTICLE 14.
                            MISCELLANEOUS PROVISIONS

         14.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

         14.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.2, with appropriate notice in accordance with Section 14.7 hereof.

         14.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights hereunder without the written consent of the other party, except as follows: (i) Buyer may assign its rights hereunder to a wholly-owned subsidiary of Buyer, and such subsidiary may consummate the transactions contemplated hereby in place of Buyer in which event Buyer shall remain obligated hereunder and such subsidiary shall be included in all references to "Buyer" herein, and
(ii) Buyer may mortgage, pledge or collaterally assign its rights hereunder (and under any document executed in connection with this Agreement) to its lenders solely for the purpose of enforcing Buyer's rights under such agreements, and without creating any additional rights for such lenders or any additional liability of Seller.

         14.4 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         14.5 GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to its conflicts of law doctrines). Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the State of Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and Seller and Buyer consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to service laid therein.

         14.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

         14.7 NOTICES. Unless otherwise specified, whenever this Agreement requires or permits any consent, approval, notice, request or demand from one party to another, that communication must be in writing (which may be by telecopy) to be effective and is deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number, (b) if by certified or registered mail, on the third business day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service with a return receipt requested, or (c) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and fax number) for Seller and Buyer are:

         If to Seller:

                  Before the Closing:

                  Cornelius Nurseries, Inc.
                  2233 S. Voss Road
                  Houston, Texas 77057
                  Attention:  C. Sterling Cornelius
                  Facsimile: (713) 780-2878

                  After the Closing:

                  Mr. C. Sterling Cornelius
                  10723 Bayou Glen
                  Houston, Texas 77042

         with copies to:

                  Winstead Sechrest & Minick P.C.
                  910 Travis, Suite 2400
                  Houston, Texas 77002-5895
                  Attention:  Stephen W. Schueler
                  Facsimile: (713) 650-2400

         If to Buyer:

                  Calloway's Nursery, Inc.
                  4200 Airport Freeway, Suite 200
                  Fort Worth, Texas 76117-6200
                  Attention: James C. Estill
                  Facsimile: (817) 222-1040
         with a copy to:

                  Haynes and Boone, LLP
                  901 Main Street, Suite 3100
                  Dallas, Texas  75202-3789
                  Attention: David H. Oden
                  Facsimile: (214) 651-5940

         14.8 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.9 ENTIRE AGREEMENT. This Agreement, including the Disclosure Letter, Schedules, Exhibits and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement is an amendment to and restatement in its entirety of that certain Asset Purchase Agreement, dated as of June 3, 1999, by and among Buyer and Seller.

         14.10 SEVERABILITY. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         14.11 SCHEDULES; EXHIBITS. All Schedules and Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.

         14.12 THIRD PARTY BENEFICIARIES. Except for the Indemnified Parties not a party to this Agreement, no Person that is not a party to this Agreement may be deemed to be a third party beneficiary under this Agreement.

         14.13 TIME IS OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         14.14 DISPUTE RESOLUTION. Before initiating any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement (except for emergency relief), the aggrieved party shall notify the other party of the dispute. Thereafter, the parties shall in good faith attempt to settle the matter in dispute by non-binding mediation, to occur within twenty (20) days of the dispute notice; provided that nothing herein shall prevent a party from seeking or obtaining injunctive or other equitable relief without such notice and/or delay, to the extent permitted by applicable law.

         14.15 AUTHORITY. Seller's obligation to consummate the transactions described herein, and its representations under Section 4.2(a), are subject to obtaining the approval of Seller's directors and shareholders, and Seller shall exert its commercially reasonable efforts to obtain such approvals as soon as reasonably possible, and shall provide Buyer with notice thereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        BUYER:

                                        CALLOWAY'S NURSERY, INC.


                                        By:  /s/ James C. Estill
                                             -----------------------------------
                                             James C. Estill, President


                                        SELLER:

                                        CORNELIUS NURSERIES, INC.


                                        By:  /s/ C. Sterling Cornelius
                                             -----------------------------------
                                             C. Sterling Cornelius,
                                             Chairman of the Board


                                        TURKEY CREEK FARMS, INC.


                                        By:  /s/ C. Sterling Cornelius
                                             -----------------------------------
                                             C. Sterling Cornelius,
                                             Chairman of the Board


                                        WHOLESALE LANDSCAPE DISTRIBUTORS,
                                        INC.


                                        By:  /s/ C. Sterling Cornelius
                                             -----------------------------------
                                             C. Sterling Cornelius,
                                             Chairman of the Board

                                     ANNEX I

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings:

         "Accounts Receivable" is defined in Section 2.2(b).

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, or (b) the ownership directly or indirectly of more than 50% of the securities having voting power generally in the election of directors of a corporation or more than 50% of the partnership or other ownership interests in any other Person.

         "Agreement" is defined in the first paragraph to this Agreement.

         "Appraisals" means appraisals of each parcel of property constituting the Real Property, to be prepared by Buyer after the date hereof and prior to the Closing Date.

         "Assets" is defined in Section 2.1(b).

         "Assigned Personal Property Leases" is defined in Section 2.1(b)(v).

         "Assigned Real Estate Leases" is defined in Section 2.1(b)(iv).

         "Assumed Liabilities" is defined in Section 2.3.

         "Assumption Agreement" is defined in Section 2.3.

         "Balance Sheet" is defined in Section 4.3.

         "Benefit Plans" is defined in Section 4.11(a).

         "Breach" means the following: a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is
(a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim (by any Person) or other occurrence or circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim or occurrence or circumstance.

         "Buyer" is defined in the first paragraph of this Agreement.

         "Buyer's Advisors" is defined in Section 6.1.

         "Closing" is defined in Section 3.1.

         "Closing Date" means the date and time as of which the Closing actually takes place.

         "Closing Payment" is defined in Section 3.2(a).

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         "Contract" means any executory agreement, "booking," contract, obligation, promise, undertaking or other arrangement (whether written or oral and whether express or implied) that is legally binding.

         "Copyrights" is defined in Section 4.6.

         "Damages" is defined in Section 13.2.

         "Deferred Payment" is defined in Section 3.2(c).

         "Disclosure Letter" means the disclosure letter delivered by Seller to Buyer.

         "Employment Agreement" is defined in Section 9.4(c).

         "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind (other than laws or regulations of any Governmental Body), including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental Audits" is defined in Section 7.2.

         "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of Hazardous Materials, chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or

Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA").

         "Environmental Law" means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees and the public of intended or actual Releases or uses of Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing the Release of Hazardous Materials into or in the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous or other characteristics of Hazardous Materials, including wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present risks to human health or the Environment when used or disposed of; (e) protecting the Environment, resources, species or ecological amenities; (f) reducing the risks inherent in the transportation of Hazardous Materials; (g) cleaning up Hazardous Materials that are present or have been Released, preventing the Threat of Release of Hazardous Materials or paying the costs of such clean up or prevention; (h) generating, processing, treating, storing, transporting, disposing, using, handling or managing Hazardous Materials; or (i) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Equipment" is defined in Section 2.1(b)(vii).

         "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations and rules issued pursuant to that Act.

         "Excluded Assets" is defined in Section 2.2.

         "Excluded Liabilities" is defined in Section 2.4.

         "Facilities" means the Real Property and leased real estate and any buildings, plants, or structures located thereon or attached thereto, currently owned, used or leased by Seller and being sold to Buyer.

         "Financial Statements" is defined in Section 4.3.

         "Fixtures and Improvements" is defined in Section 2.1(b)(iii).

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other Financial Statements were prepared.

         "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, but excluding those applicable generally to all business regardless of their specific business (for example, a certificate of occupancy).

         "Governmental Body" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Hazardous Activity" means the distribution, management, disposal, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof in or into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Assets or the value of Seller.

         "Hazardous Materials" means any waste or other substance that, as of the date of this Agreement, is (i) listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or Occupational Safety and Health Law, or (ii) prohibited, limited or regulated under any Environmental Law or Occupational Safety and Health Law.

         "Indemnified Persons" is defined in Section 13.2.

         "Intellectual Property Assets"  is defined in Section 4.6.

         "Interim Balance Sheet" is defined in Section 4.3.

         "Inventory" is defined in Section 2.1(b)(viii).

         "IRC" means the Internal Revenue Code of 1986, and regulations issued by the IRS pursuant to the Internal Revenue Code.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "Liens" is defined in Section 4.4(c)(i).

         "Marks" is defined in Section 4.6.

         "Name Change Amendment" is defined in Section 6.9.

         "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program designed to provide safe and healthful working conditions.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator, in effect as of the date hereof and issued specifically regarding Seller.

         "Ordinary Course of Business" means the following: an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

         "Patents" is defined in Section 4.6.

         "Permits" means all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) Legal Requirement, (2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

         "Permitted Encumbrances" means (a) the encumbrances described or referred to in Part 2.1(a) of the Disclosure Letter, (b) liens for current Taxes and assessments not yet due and payable, including liens for nondelinquent ad valorem Taxes, nondelinquent statutory liens arising other than by reason of any default on the part of Seller and (c) such liens, minor imperfections of title, or easements on the Real Property or any of Seller's leasehold estates, as do not in any material respect detract from the value thereof and do not interfere with the present use of the property subject thereto.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

         "Physical Inventory Report" is defined in Section 6.10.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Purchase Price" is defined in Section 3.2.

         "Real Property" is defined in Section 2.1(b)(ii).

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "Reorganization" is described in Section 9.12.

         "Scheduled Contracts" is defined in Section 2.1(b)(vi).

         "Seller" is defined in the first paragraph to this Agreement.

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threat of Release" means a likelihood of a Release that would require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "Threatened" means the following: a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         "Trade Secret" is defined in Section 4.6.

         "Vehicles" is defined in Section 2.1(b)(i).